Exhibit 99.2

Lpath Announces Pricing of Public Offering of Common Stock

SAN DIEGO, December 14, 2012: Lpath, Inc. (NASDAQ: LPTN), today announced that it is selling 2,366,000 shares of its common stock at a price to the public of $5.00 per share.  The gross proceeds from the sale of the shares, before deducting the underwriting discount and estimated offering expenses payable by it, are expected to be approximately $11.8 million.

Lpath intends to use the net proceeds from this offering for research and development activities, operating costs, capital expenditures and for general corporate purposes, including working capital.  Lpath may also use a portion of the net proceeds to invest in or acquire businesses or technologies that it believes are complementary to its own, although Lpath has no current plans, commitments or agreements with respect to any acquisitions as of the date of this press release.  Pending these uses, Lpath intends to invest the net proceeds in investment grade, interest-bearing securities.

Summer Street Research Partners is acting as the sole book-running manager for this offering.  Lpath has granted the underwriter a 45-day option to purchase up to an aggregate of 354,900 additional shares of common stock to cover over-allotments, if any.  The offering is expected to close on or about December 19, 2012, subject to the satisfaction of customary closing conditions.

A shelf registration statement on Form S-3 relating to the securities described above has been declared effective by the Securities and Exchange Commission (“SEC”).  A preliminary prospectus supplement relating to the offering has been filed with the SEC and is available on the SEC’s website located at www.sec.gov.  Copies of the final prospectus supplement relating to these securities, when available, may be obtained from Summer Street Research Partners, Attention: Prospectus Department, at 101 Arch Street, Boston, MA 02110, or via telephone at (617) 532-6433, or via email at bryanm@ssrp.com.

This press release does not and shall not constitute an offer to sell or the solicitation of an offer to buy, nor will there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Lpath

San Diego-based Lpath, Inc. is focused on developing lipid-targeted therapeutics, an emerging field of medicine that targets bioactive signaling lipids for the treatment of human disease. The company has developed three drug candidates: iSONEP™ is currently in a Phase 2 trial for wet AMD; ASONEP™ is scheduled to begin a Phase 2 trial in Renal Cell Carcinoma patients; and Lpathomab is a preclinical drug candidate.

About Forward-Looking Statements

The Company cautions you that the statements included in this press release that are not a description of historical facts are forward-looking statements. These include statements regarding the Company’s proposed public offering of its common stock.  Actual results may differ materially from those set forth in this press release due to the risks and uncertainties inherent in the Company’s business, including, without limitation: the results of the Company’s pre-clinical testing and its clinical trials may not support either further clinical development or the commercialization of its drug candidates; the Company may not successfully complete additional clinical trials for its product candidates on a timely basis, or at all; the Company may fail to obtain required governmental approvals for any its drug candidates; the Company has a history of net losses and may never achieve or maintain profitability; the Company may not be successful in maintaining its commercial relationship with Pfizer Inc.; and the Company may not be able to secure the funds necessary to support its preclinical- and clinical-development plans. More detailed information about the risk factors and uncertainties that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission (the “SEC”), including its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and its other filings with the SEC.  These documents may be read free of charge on the SEC’s website at www.sec.gov. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and the Company undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.

Lpath, Inc.	Lpath Investor Relations
Scott R. Pancoast	Liolios Group, Inc. (949) 574-3860
President & CEO	Ron Both: ron@liolios.com
(858) 926-3200	Geoffrey Plank: geoffrey@liolios.com
spancoast@Lpath.com	info@liolios.com